Exhibit (a)(i)

AXIA ENERGIA S.A.

AND

CITIBANK, N.A.,

As Depositary,

AND

THE HOLDERS AND BENEFICIAL OWNERS OF
AMERICAN DEPOSITARY SHARES ISSUED AND
OUTSTANDING UNDER THE TERMS OF THE
SECOND AMENDED AND RESTATED DEPOSIT AGREEMENT,

DATED AS OF AUGUST 18, 2017

 ________________________________________________

Amendment No. 2
to
Deposit Agreement

________________________________________________

Dated as of [●], 2026

i

TABLE OF CONTENTS

i

AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 TO DEPOSIT AGREEMENT, dated as of [●], 2026 (the “Amendment”), by and among AXIA Energia S.A., a company organized under the laws of the Federative Republic of Brazil (the “Company”), Citibank, N.A., a national banking association organized under the laws of the United States of America (the “Depositary”), and all Holders and Beneficial Owners (each as defined in the Deposit Agreement (as hereinafter defined)) from time to time of American Depositary Shares (“ADSs”).

WITNESSETH THAT:

WHEREAS, the Company, the Depositary, and all Holders and Beneficial Owners of ADSs, entered into that certain Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022 (as so amended, the “Deposit Agreement”), for the creation of ADSs representing the Shares (as defined in the Deposit Agreement) deposited thereunder and for the execution and delivery of American Depositary Receipts (“ADRs”) in respect of the ADSs; and

WHEREAS, the Company has delisted its ADSs from NYSE and filed a Form 15F with the U.S. Securities and Exchange Commission (the “SEC” or “Commission”), in order to seek to terminate the registration of its securities under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its obligation to file with the SEC, or submit to the SEC, reports under Sections 13(a) and 15(d) of the Exchange Act.

WHEREAS, the Company desires to (i) amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed to the Deposit Agreement to reflect the de-registration of the Company’s securities, and (ii) to give notice thereof to all Holders (as defined in the Deposit Agreement) of ADSs; and

WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed to the Deposit Agreement as Exhibit A for the purposes set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Definitions. Unless otherwise specified in this Amendment, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Deposit Agreement.

SECTION 1.02  Effective Date. The term “Effective Date” shall mean the date set forth above and as of which this Amendment shall become effective.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01  Deposit Agreement. All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022, and as amended by this Amendment and as may be further amended and supplemented from time to time after the Effective Date.

SECTION 2.02  Amendments Binding on all Holders and Beneficial Owners. From and after the Effective Date, the amendments to the Deposit Agreement effected hereby shall be binding on all Holders and Beneficial Owners of ADSs issued and outstanding as of the Effective Date and on all Holders and Beneficial Owners of ADSs issued after the Effective Date.

SECTION 2.03  B3 and Regulatory References.

(a)  Article I of the Deposit Agreement is hereby amended as of the Effective Date by deleting the defined term “BM&FBOVESPA” in its entirety and replacing it with the following in its stead:

““B3” shall mean the São Paulo Stock Exchange (B3 S.A. – Bolsa, Brasil, Balcão).

All references to “BM&FBOVESPA” in the Deposit Agreement shall be deemed to be references to “B3” as defined herein.

(b)  The first sentence of Section 3.6 is hereby amended as of the Effective Date by deleting such sentence in its entirety and replacing it with the following in its stead:

“Applicable laws and regulations, including those of the Central Bank, the CVM and the B3, may require holders and beneficial owners of Shares, including the Holders and Beneficial Owners of ADSs, to comply with certain disclosure and trading standards (as of the date of this Deposit Agreement, mainly provided for in CVM Ruling no. 44/21), to satisfy reporting requirements and obtain regulatory approvals in certain circumstances.”

SECTION 2.04  Deregistration of Securities.

(a)  Section 4.12 of the Deposit Agreement is hereby amended as of the Effective Date and replacing such section with the following in its stead:

“Section 4.12 Available Information. The Company has in the past been subject to the periodic reporting requirements of the Exchange Act, and has filed certain reports with, and submitted certain information to, the Commission, which reports can be retrieved from the Commission’s internet website at www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549. The Company has filed a Form 15F (“Form 15F”) with the Commission to terminate the registration of its securities under the Exchange Act and its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act. Upon filing of Form 15F, the Company’s obligation under the Exchange Act to file or submit reports required under Sections 13(a) or 15(d) of the Exchange Act was suspended. Upon effectiveness of Form 15F, the Company’s duty to file or submit reports under Sections 13(a) and 15(d) of the Exchange Act will terminate. Pursuant to Rule 12g3-2(b)(1) promulgated under the Exchange Act, the Company is exempt from the reporting obligations of the Exchange Act. In order to satisfy the conditions of Rule 12g3-2(b) and to maintain the exemption from registration, the Company publishes in English the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website (https://axia.com.br/en/) ) or through an electronic information delivery system generally available to the public in the Company’s primary trading market. The information so published by the Company cannot be retrieved from the Commission’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission. If the Form 15F does not become effective, the Company will again be subject to the periodic reporting requirements of the Exchange Act and will be required to file with the Commission, and submit to the Commission, certain reports that can be retrieved from the Commission’s internet website at www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the Commission.”

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01  ADR Amendments.

(a)  The first sentence of paragraph (1) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“This American Depositary Receipt is one of an issue of American Depositary Receipts (“ADRs”), all issued and to be issued upon the terms and conditions set forth in the Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022, and as further amended by Amendment No. 2 to the Second Amended and Restated Deposit Agreement, dated as of [●], 2026 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs issued thereunder.”

SECTION 3.02  Deregistration of Securities. To reflect the application by the Company to terminate the registration of its securities under the Exchange Act, the form of ADR attached as Exhibit A to the Deposit Agreement and each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting the first paragraph of paragraph (13) in its entirety and inserting the following in its stead:

“The Company has in the past been subject to the periodic reporting requirements of the Exchange Act, and has filed certain reports with, and submitted certain information to, the Commission, which reports can be retrieved from the Commission’s website at www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington D.C. 20549. The Company has filed a Form 15F with the Commission to terminate the registration of its securities under the Exchange Act and its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act. Upon filing of Form 15F, the Company’s obligation under the Exchange Act was suspended. Upon effectiveness of Form 15F, the Company’s duty to file or submit reports under Section 13(a) and 15(d) of the Exchange Act will terminate. Pursuant to Rule 12g3-2(b)(1) promulgated under the Exchange Act, the Company is exempt from the reporting obligations of the Exchange Act. In order to satisfy the conditions of Rule 12g3-2(b) and to maintain the exemption from registration, the Company published in English the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market. The Company specified in Form 15F https://axia.com.br/en/ as the internet website or the electronic information delivery system on which it will publish such information. The information so published by the Company cannot be retrieved from the Commission’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission. If the Form 15F does not become effective, the Company will again be subject to the periodic reporting requirements of the Exchange Act and will be required to file with the Commission, and submit to the Commission, certain reports that can be retrieved from the Commission’s internet website at www.sec.gov, and can be inspected and copied at the public facilities maintained by the Commission. The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Property and (b) made generally available to the holders of such Deposited Property by the Company. The Depositary shall also provide or make available to Holders copies of such reports when furnished by the Company pursuant to Section 5.6 of the Deposit Agreement.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01  Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and all Holders and Beneficial Owners, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and other document furnished hereunder or thereunder in the Federative Republic of Brazil, neither of such agreements need to be filed or recorded with any court or other authority in the Federative Republic of Brazil, nor does any stamp or similar tax need be paid in the Federative Republic of Brazil on or in respect of such agreements; and

(c)  All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE V

MISCELLANEOUS

SECTION 5.01  New ADRs. From and after the Effective Date, the Depositary shall arrange to have new ADRs printed or amended that reflect the changes to the form of ADR effected by this Amendment. All ADRs issued hereunder after the Effective Date, once such new ADRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto. However, ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as all Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.02  Notice of Amendment to Holders of ADSs. The Depositary is hereby directed to send a notice informing the Holders of ADSs, inter alia, (i) of the terms of this Amendment, (ii) of the Effective Date of this Amendment, (iii) that copies of this Amendment may be retrieved from the Commission’s website at https://www.sec.gov and may be obtained from the Depositary and the Company upon request. The notice to Holders of ADSs shall be substantially in the form of Exhibit B attached hereto.

SECTION 5.03  Indemnification. The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees and officers) for any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04  Ratification. Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

SECTION 5.05  Governing Law. This Amendment shall be interpreted in accordance with, and all rights hereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York.

SECTION 5.06  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

AXIA ENERGIA S.A.

By:
Name:
Title:

CITIBANK, N.A., as Depositary

By:
Name:
Title: Attorney-in-fact

EXHIBIT A

[FORM OF ADR]

Number:___________	CUSIP NUMBER:_____________

American Depositary Shares (each American Depositary Share representing the right to receive one (1) fully paid common share, without par value)

AMERICAN DEPOSITARY RECEIPT

for

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED COMMON SHARES

of

AXIA ENERGIA S.A.

(Organized under the laws of the Federative Republic of Brazil)

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (the “Depositary”), hereby certifies that _____________ is the owner of ______________ American Depositary Shares (hereinafter “ADS”) representing deposited common shares, without par value, including evidence of rights to receive such common shares (the “Shares”), of AXIA Energia S.A., a company organized under the laws of the Federative Republic of Brazil (the “Company”). As of the date of the Deposit Agreement (as hereinafter defined), each ADS represents the right to receive one (1) Share deposited under the Deposit Agreement with the Custodian, which at the date of execution of the Deposit Agreement is Banco Bradesco S.A. (the “Custodian”). The ADS(s)-to-Share(s) ratio is subject to amendment as provided in Articles IV and VI of the Deposit Agreement. The Depositary’s Principal Office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1)  The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts (“ADRs”), all issued and to be issued upon the terms and conditions set forth in the Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022, and as further amended by Amendment No. 2 to the Second Amended and Restated Deposit Agreement, dated as of [●], 2026 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs issued thereunder. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of ADSs and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other Deposited Property (as defined in the Deposit Agreement) from time to time received and held on deposit in respect of the ADSs. Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian. Each Holder and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, or by continuing to hold, from and after the date hereof any ADS issued and outstanding under the Original Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

The statements made on the face and reverse of this ADR are summaries of certain provisions of the Deposit Agreement and the Estatuto Social of the Company (as in effect on the date of the signing of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement and the Estatuto Social, to which reference is hereby made.

All capitalized terms not defined herein shall have the meanings ascribed thereto in the Deposit Agreement.

The Depositary makes no representation or warranty as to the validity or worth of the Deposited Property. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs. The Depositary may issue Uncertificated ADSs subject, however, to the terms and conditions of Section 2.13 of the Deposit Agreement.

(2)  Surrender of ADSs and Withdrawal of Deposited Securities.The Holder of this ADR (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by the ADSs evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly-authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and, if applicable, this ADR evidencing such ADSs) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if applicable and so required by the Depositary, this ADR Delivered to the Depositary for such purpose has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR evidencing the surrendered ADSs, of the Deposit Agreement, of the Company’s Estatuto Social and of any applicable laws and the rules of the CBLC, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, this ADR(s) evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver, or cause the Delivery of, in each case, without unreasonable delay, the Deposited Securities represented by the ADSs so cancelled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this ADR evidencing the ADS so cancelled, of the Estatuto Social of the Company, of any applicable laws and of the rules of the CBLC, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one (1) Share. In the case of Delivery to it of ADSs representing a number other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs.

Notwithstanding anything else contained in this ADR or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of Deposited Property consisting of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any non-cash distributions, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal. At the request, risk and expense of any Holder so surrendering ADSs represented by this ADR, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any Deposited Property (other than Deposited Securities) held by the Custodian in respect of such ADSs to the Depositary for delivery at the Principal Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3)  Transfer, Combination and Split-up of ADRs. The Registrar shall register the transfer of this ADR (and of the ADSs represented thereby) on the books maintained for such purpose and the Depositary shall (x) cancel this ADR and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by this ADR cancelled by the Depositary, (y) cause the Registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) this ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) this surrendered ADR has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) the surrendered ADRs have been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

The Registrar shall register the split-up or combination of this ADR (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall (x) cancel this ADR and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this ADR cancelled by the Depositary, (y) cause the Registrar to countersign such new ADRs, and (z) Deliver such new ADRs to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) this ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

(4)  Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and Delivery, the registration of issuance, transfer, split-up, combination or surrender, of any ADS, the delivery of any distribution thereon, or the withdrawal of any Deposited Property, the Depositary or the Custodian may require (i) payment from the depositor of Shares or presenter of ADSs or of this ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in Section 5.9 of, and Exhibit B to, the Deposit Agreement and in this ADR, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matter contemplated by Section 3.1 of the Deposit Agreement, and (iii) compliance with (A) any laws or governmental regulations relating to the execution and Delivery of this ADR or ADSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations as the Depositary and the Company may establish consistent with the provisions of this ADR, if applicable, the Deposit Agreement and applicable law.

The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the deposit of particular Shares may be refused, or the registration of transfer of ADSs in particular instances may be refused, or the registration of transfers of ADSs generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the Share Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law or regulation, any government or governmental body or commission or any securities exchange on which the ADSs or Shares are listed, or under any provision of the Deposit Agreement or the representative ADR(s), if applicable, or under any provision of, or governing, the Deposited Securities, or because of a meeting of the Board of Directors or shareholders of the Company or for any other reason, subject, in all cases, to paragraph (24) of this ADR and Section 7.8 of the Deposit Agreement.

Notwithstanding any provision of the Deposit Agreement or this ADR to the contrary, Holders are entitled to surrender outstanding ADSs to withdraw the Deposited Securities associated therewith at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Instruction I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5)  Compliance With Information Requests. Notwithstanding any other provision of the Deposit Agreement or this ADR, each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with requests from the Company pursuant to applicable law, the rules and requirements of the CVM and/or B3 S.A. – Brasil, Bolsa, Balcão (the “B3”), and any other stock exchange on which the Shares or ADSs are, or will be, registered, traded or listed or the Estatuto Social of the Company, which are made to provide information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns ADSs (and the Shares represented by such ADSs, as the case may be) and regarding the identity of any other person(s) interested in such ADSs (and the Shares represented by such ADSs, as the case may be) and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request. The Depositary agrees to use its reasonable efforts to forward, upon the request of the Company and at the Company’s expense, any such request from the Company to the Holders and to forward to the Company any such responses to such requests received by the Depositary.

(6)  Ownership Restrictions. The Company has informed the Depositary that, pursuant to the terms of Brazilian law and its Estatuto Social, the Company may, in certain circumstances, (i) restrict the transfers of the Shares where such transfers may result in the direct or indirect ownership of Shares or voting rights by a single owner, or group of owners, exceeding the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company, (ii) remove or restrict the voting rights accruing to a single owner of Shares, or group of owners of Shares, where the voting rights of the owners of such Shares exceed the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company, and (iii) impose a compulsory offer by the Company to repurchase Shares owned by a single owner, or group of owners, that exceed the limits set forth by applicable Brazilian law and/or in the Estatuto Social of the Company, at a purchase price determined in accordance with applicable Brazilian law and/or the Estatuto Social of the Company. The Company has further informed the Depositary that Brazilian law and its Estatuto Social may, in certain circumstances, prohibit shareholder agreements entered into which could have the effect of exceeding the limits imposed by Brazilian law and/or the Estatuto Social of the Company on direct or indirect ownership of Shares or voting rights by a single owner, or group of owners, of Shares. The Company has also informed the Depositary that (x) the limitations on direct or indirect ownership of Shares or voting rights set forth in the Company’s Estatuto Social are intended to regulate direct and indirect beneficial ownership of Shares and voting rights and not the actions of intermediaries, such as the Depositary and the Custodian, who hold the title of Shares for the benefit of the beneficial owners of the Shares without discretionary powers over such Shares or the voting rights associated with such Shares, and (y) the prohibition set forth in the Company’s Estatuto Social on shareholder agreements entered into with the intent to exceed such ownership of Shares or voting rights is intended prohibit such agreements among direct and indirect beneficial owners of Shares and not the actions of intermediaries, such as the Depositary and the Custodian, who hold the title of Shares for the benefit of the beneficial owners of the Shares without discretionary powers over such Shares or the voting rights associated with such Shares. As a result, the Company agrees with the Depositary that (i) the limitations on direct or indirect ownership of Shares or voting rights shall apply to the Holders and Beneficial Owners of ADSs (as opposed to the Custodian or the Depositary), and (ii) the Deposit Agreement shall not be considered a shareholder agreement entered into with the intent to exceed the limitation on ownership of Shares or voting rights. Notwithstanding any provision in the Deposit Agreement or any ADR, the Company may instruct the Depositary to, and the Depositary may, and upon such instruction from the Company use commercially practicable efforts to, (i) restrict the transfer of Shares and the issuance, transfer and cancellation of ADSs when the Depositary is informed by the Company that such issuance, transfer or cancellation may result in the direct or indirect ownership of Shares (including Shares in the form of ADSs) or voting rights by certain Holders and/or Beneficial Owners of ADSs exceeding the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company, (ii) remove or restrict the voting rights accruing to ADSs when the Depositary is informed by the Company that the direct or indirect ownership of voting rights by certain Holders and/or Beneficial Owners of ADSs exceeds the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company, and restrict, in such manner as it deems commercially practicable, any other action or instruction of any Holder or Beneficial Owner of ADSs directly, or indirectly through the Depositary or the Custodian, that may result in a breach of the prohibition on shareholder agreements entered into with the intent to exceed any such limits, as imposed under applicable Brazilian law and/or the Estatuto Social of the Company, and (iii) take action with respect to the ownership interests of any Holder or Beneficial Owner of ADSs in particular, and the Holders and Beneficial Owners of ADSs in general, in excess of the ownership and/or voting limits set forth in applicable Brazilian law and/or the Estatuto Social of the Company, including, but not limited to, the limitation on corporate actions made available to Holders and Beneficial Owners of ADSs and the mandatory sale or disposition on behalf of Holders or Beneficial Owners of the Shares represented by the ADSs in excess of such limitations, if and to the extent such action is not prohibited by applicable Brazilian law and/or the Estatuto Social of the Company. Nothing herein shall be interpreted as obligating the Depositary or the Company to ensure compliance by direct or indirect owners of Shares (including, without limitation, Holders and Beneficial Owners of ADSs) with the ownership restrictions under applicable Brazilian law and/or the Estatuto Social of the Company.

The Depositary shall not be subject to any liability for any acts performed or omitted by the Depositary, the Custodian, and any of their respective directors, employees, agents, and Affiliates pursuant to the terms of Section 3.5 of the Deposit Agreement.

(7)  Reporting Obligations and Regulatory Approvals. Applicable laws and regulations, including those of the Central Bank, the CVM and the B3, may require holders and beneficial owners of Shares, including the Holders and Beneficial Owners of ADSs, to comply with certain disclosure and trading standards (as of the date of the Deposit Agreement, mainly provided for in CVM Ruling no. 44/21), to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. Holders and Beneficial Owners of ADSs are solely responsible for determining and complying with such reporting requirements and obtaining such approvals. Each Holder and each Beneficial Owner hereby agrees to make such determination, file such reports, and obtain such approvals to the extent and in the form required by applicable laws and regulations as in effect from time to time. Neither the Depositary, the Custodian, the Company or any of their respective agents or Affiliates shall be required to take any actions whatsoever on behalf of Holders or Beneficial Owners to determine or satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

(8)  Liability for Taxes and Other Charges. Any tax or other governmental charge payable by the Custodian or by the Depositary with respect to any Deposited Property, ADSs or this ADR shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or the Depositary may withhold or deduct from any distributions made in respect of Deposited Property, and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Property and apply such distributions and sale proceeds in payment of, any taxes (including applicable interest and penalties) or charges that are or may be payable by Holders or Beneficial Owners in respect of the ADSs, Deposited Property and this ADR, the Holder and the Beneficial Owner hereof remaining liable for any deficiency. The Custodian may refuse the deposit of Shares and the Depositary may refuse to issue ADSs, to deliver ADRs, register the transfer of ADSs, register the split-up or combination of ADRs and (subject to paragraph (24) of this ADR and Section 7.8 of the Deposit Agreement) the withdrawal of Deposited Property until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner. The obligations of Holders and Beneficial Owners under Section 3.2 of the Deposit Agreement shall survive any transfer of ADSs, any cancellation of ADSs and withdrawal of Deposited Securities, and the termination of the Deposit Agreement.

(9)  Representations and Warranties on Deposit of Shares. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares and the certificates therefor are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, (v) the Shares presented for deposit are not, and the ADSs issuable upon such deposit will not be, Restricted Securities (except as contemplated in Section 2.14 of the Deposit Agreement), and (vi) the Shares presented for deposit have not been stripped of any rights or entitlements. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(10)  Proofs, Certificates and Other Information. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Property, compliance with applicable laws, the terms of the Deposit Agreement or the ADR(s) evidencing the ADSs and the provisions of, or governing, the Deposited Property, to execute such certifications and to make such representations and warranties, and to provide such other information and documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration on the books of the Company or of the Share Registrar) as the Depositary or the Custodian may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations under the Deposit Agreement and this ADR. The Depositary and the Registrar, as applicable, may withhold the execution or Delivery or registration of transfer of any ADR or ADS or the distribution or sale of any dividend or distribution of rights or of the proceeds thereof or, to the extent not limited by the terms of paragraph (24) and Section 7.8 of the Deposit Agreement, the delivery of any Deposited Property until such proof or other information is filed or such certifications are executed, or such representations and warranties are made, or such other documentation or information provided, in each case to the Depositary’s, the Registrar’s and the Company’s satisfaction. The Depositary shall provide the Company, in a timely manner, with copies or originals if necessary and appropriate of (i) any such proofs of citizenship or residence, taxpayer status, or exchange control approval or copies of written representations and warranties which it receives from Holders and Beneficial Owners, and (ii) any other information or documents which the Company may reasonably request and which the Depositary shall request and receive from any Holder or Beneficial Owner or any person presenting Shares for deposit or ADSs for cancellation, transfer or withdrawal. Nothing herein shall obligate the Depositary to (i) obtain any information for the Company if not provided by the Holders or Beneficial Owners, or (ii) verify or vouch for the accuracy of the information so provided by the Holders or Beneficial Owners.

(11)  ADS Fees and Charges. The following ADS fees are payable under the terms of the Deposit Agreement:

(i)	ADS Issuance Fee: by any person to whom ADSs are issued upon the issuance of ADSs ((e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement;

(ii)	ADS Cancellation Fee: by any person whose ADSs are being cancelled, (e.g., a cancellation of ADSs for delivery of deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii)	Cash Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., sale of rights and other entitlements);

(iv)	Stock Distribution /Rights Exercise Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for (a) stock dividends or other free stock distributions, or (b) exercise of rights to purchase additional ADSs;

(v)	Other Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares); and

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

The Company, Holders, Beneficial Owners, persons receiving ADSs upon issuance and persons whose ADSs are being cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

1.	taxes (including applicable interest and penalties) and other governmental charges;

2.	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

3.	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

4.	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

5.	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

6.	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the servicing or delivery of Deposited Property.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated by paragraph (22) of this ADR and as contemplated in the Deposit Agreement. The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges payable upon (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person to whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person whose ADSs are being cancelled (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time. The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time. Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4 of the Deposit Agreement, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.

(12)  Title. Subject to the limitations contained herein and in this ADR, title to this ADR (and to each Certificated ADS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated ADSs, this ADR has been properly endorsed or is accompanied by proper instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this ADR (that is, the person in whose name this ADR is registered on the books of the Depositary) as the absolute owner thereof for all purposes. Neither the Depositary nor the Company shall have any obligation nor be subject to any liability under the Deposit Agreement or this ADR to any holder or any Beneficial Owner unless, in the case of a holder of ADSs, such holder of this ADR is the Holder registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner, or the Beneficial Owner’s representative, is the Holder registered on the books of the Depositary.

(13)  Available Information; Reports; Inspection of Transfer Books. The Company has in the past been subject to the periodic reporting requirements of the Exchange Act, and has filed certain reports with, and submitted certain information to, the Commission, which reports can be retrieved from the Commission’s website at www.sec.gov, and can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington D.C. 20549. The Company has filed a Form 15F with the Commission to terminate the registration of its securities under the Exchange Act and its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act. Upon filing of Form 15F, the Company’s obligation under the Exchange Act was suspended. Upon effectiveness of Form 15F, the Company’s duty to file or submit reports under Section 13(a) and 15(d) of the Exchange Act will terminate. Pursuant to Rule 12g3-2(b)(1) promulgated under the Exchange Act, the Company is exempt from the reporting obligations of the Exchange Act. In order to satisfy the conditions of Rule 12g3-2(b) and to maintain the exemption from registration, the Company published in English the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market. The Company specified in Form 15F https://axia.com.br/en/ as the internet website or the electronic information delivery system on which it will publish such information. The information so published by the Company cannot be retrieved from the Commission’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission. If the Form 15F does not become effective, the Company will again be subject to the periodic reporting requirements of the Exchange Act and will be required to file with the Commission, and submit to the Commission, certain reports that can be retrieved from the Commission’s internet website at www.sec.gov, and can be inspected and copied at the public facilities maintained by the Commission. The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Property and (b) made generally available to the holders of such Deposited Property by the Company. The Depositary shall also provide or make available to Holders copies of such reports when furnished by the Company pursuant to Section 5.6 of the Deposit Agreement.

The Registrar shall keep books for the registration of ADSs which at all reasonable times shall be open for inspection by the Company and by the Holders of such ADSs, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such ADSs in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the ADSs.

The Registrar may close the transfer books with respect to the ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to paragraph (24) and Section 7.8 of the Deposit Agreement.

Dated:

CITIBANK, N.A., as Transfer Agent and Registrar		CITIBANK, N.A., as Depositary

By:		By:
	Authorized Signatory		Authorized Signatory

The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

[FORM OF REVERSE OF ADR]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14)  Dividends and Distributions in Cash, Shares, etc. (a) Cash Distributions: Whenever the Company intends to make a distribution of a cash dividend or other cash distribution in respect of any Deposited Securities, the Company shall give notice thereof to the Depositary at least twenty (20) days prior to the proposed distribution specifying, inter alia, the record date applicable for determining the holders of Deposited Securities entitled to receive such distribution. Upon the timely receipt of such notice, the Depositary shall establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement. Upon receipt of confirmation of the receipt of (x) any cash dividend or other cash distribution on any Deposited Securities, or (y) proceeds from the sale of any Deposited Property held in respect of the ADSs under the terms of the Deposit Agreement, the Depositary will (i) if at the time of receipt thereof any amounts received in a Foreign Currency can, in the judgment of the Depositary (pursuant to Section 4.8 of the Deposit Agreement), be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into Dollars (on the terms described in Section 4.8 of the Deposit Agreement), (ii) if applicable and unless previously established, establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement, and (iii) distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of ADSs outstanding at the time of the next distribution. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities, or from any cash proceeds from the sales of Deposited Property, an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the ADSs shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority. Evidence of payment thereof by the Company shall be forwarded by the Company to the Depositary upon request. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable Holders and Beneficial Owners of ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States. Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed distribution provided for in Section 4.1 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.1 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.1 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(b) Distributions in Shares: Whenever the Company intends to make a distribution that consists of a dividend in, or free distribution of, Shares, the Company shall give notice thereof to the Depositary at least twenty (20) days prior to the proposed distribution, specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution. Upon the timely receipt of such notice from the Company, the Depositary shall establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement. Upon receipt of confirmation from the Custodian of the receipt of the Shares so distributed by the Company, the Depositary shall either (i) subject to Section 5.9 of the Deposit Agreement, distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in the aggregate the number of Shares received as such dividend, or free distribution, subject to the other terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes). In lieu of delivering fractional ADSs, the Depositary shall sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms described in Section 4.1 of the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company in the fulfillment of its obligation under Section 5.7 of the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms of Section 4.1 of the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement. Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed distribution provided for in Section 4.2 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.2 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.2 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(c) Elective Distributions in Cash or Shares: Whenever the Company intends to make a distribution payable at the election of the holders of Deposited Securities in cash or in additional Shares, the Company shall give notice thereof to the Depositary at least sixty (60) days prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such elective distribution and whether or not it wishes such elective distribution to be made available to Holders of ADSs. Upon the timely receipt of a notice indicating that the Company wishes such elective distribution to be made available to Holders of ADSs, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders of ADSs. The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution be made available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement. If the above conditions are not satisfied or if the Company requests such elective distribution not to be made available to Holders of ADSs, the Depositary shall establish the ADS Record Date on the terms described in Section 4.9 of the Deposit Agreement and, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in Brazil in respect of the Shares for which no election is made, either (X) cash upon the terms described in Section 4.1 of the Deposit Agreement or (Y) additional ADSs representing such additional Shares upon the terms described in Section 4.2. If the above conditions are satisfied, the Depositary shall establish an ADS Record Date on the terms described in Section 4.9 of the Deposit Agreement and establish procedures to enable Holders to elect the receipt of the proposed distribution in cash or in additional ADSs. The Company shall assist the Depositary in establishing such procedures to the extent necessary. If a Holder elects to receive the proposed distribution (X) in cash, the distribution shall be made upon the terms described in Section 4.1 of the Deposit Agreement, or (Y) in ADSs, the distribution shall be made upon the terms described in Section 4.2 of the Deposit Agreement. Nothing herein shall obligate the Depositary to make available to Holders a method to receive the elective distribution in Shares (rather than ADSs). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares. Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed distribution provided for in Section 4.3 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.3 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.3 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(d) Distribution of Rights to Purchase Additional ADSs: Whenever the Company intends to distribute to the holders of the Deposited Securities rights to subscribe for additional Shares, the Company shall give notice thereof to the Depositary at least sixty (60) days prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution and whether or not it wishes such rights to be made available to Holders of ADSs. Upon the timely receipt of a notice indicating that the Company wishes such rights to be made available to Holders of ADSs, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to Holders only if (i) the Company shall have timely requested that such rights be made available to Holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. In the event any of the conditions set forth above are not satisfied or if the Company requests that the rights not be made available to Holders of ADSs, the Depositary shall proceed with the sale of the rights as contemplated in Section 4.4(b) of the Deposit Agreement. In the event all conditions set forth above are satisfied, the Depositary shall establish the ADS Record Date (upon the terms described in Section 4.9 of the Deposit Agreement) and establish procedures to (x) distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) enable the Holders to exercise such rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes), and (z) deliver ADSs upon the valid exercise of such rights. The Company shall assist the Depositary to the extent necessary in establishing such procedures. Nothing herein shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs).

If (i) the Company does not timely request the Depositary to make the rights available to Holders or requests that the rights not be made available to Holders, (ii) the Depositary fails to receive satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public or private sale) as it may deem practicable. The Company shall assist the Depositary to the extent necessary to determine such legality and practicability. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) upon the terms set forth in Section 4.1 of the Deposit Agreement.

If the Depositary is unable to make any rights available to Holders upon the terms described in Section 4.4(a) of the Deposit Agreement or to arrange for the sale of the rights upon the terms described in Section 4.4(b) of the Deposit Agreement, the Depositary shall allow such rights to lapse.

The Depositary shall not be liable for (i) any failure to accurately determine whether it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything to the contrary in Section 4.4 of the Deposit Agreement, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws.

In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of Deposited Property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs shall be reduced accordingly. In the event that the Depositary determines that any distribution of Deposited Property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such Deposited Property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of Shares or be able to exercise such rights. Nothing herein shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

(e) Distributions other than Cash, Shares or Rights to Purchase Shares: Whenever the Company intends to distribute to the holders of Deposited Securities property other than cash, Shares or rights to purchase additional Shares, the Company shall give timely notice thereof to the Depositary and shall indicate whether or not it wishes such distribution to be made to Holders of ADSs. Upon receipt of a notice indicating that the Company wishes such distribution to be made to Holders of ADSs, the Depositary shall consult with the Company, and the Company shall assist the Depositary, to determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable.

Upon receipt of satisfactory documentation and the request of the Company to distribute property to Holders of ADSs and after making the requisite determinations set forth in (a) above, the Depositary shall distribute the property so received to the Holders of record, as of the ADS Record Date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If (i) the Company does not request the Depositary to make such distribution to Holders or requests the Depositary not to make such distribution to Holders, (ii) the Depositary does not receive satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, or (iii) the Depositary determines that all or a portion of such distribution is not reasonably practicable, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem practicable and shall (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the Holders as of the ADS Record Date upon the terms of Section 4.1 of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the Holders in any way it deems reasonably practicable under the circumstances.

Neither the Depositary nor the Company shall be liable or (i) any failure to accurately determine whether it is lawful or practicable to make the property described in Section 4.5 of the Deposit Agreement available to Holders in general or any Holders in particular, nor (ii) any loss incurred in connection with the sale or disposal of such property.

(15)  Redemption. If the Company intends to exercise any right of redemption in respect of any of the Deposited Securities, the Company shall give notice thereof to the Depositary at least sixty (60) days prior to the intended date of redemption which notice shall set forth the particulars of the proposed redemption. Upon timely receipt of (i) such notice and (ii) satisfactory documentation given by the Company to the Depositary within the terms of Section 5.7 of the Deposit Agreement, and only if the Depositary shall have determined that such proposed redemption is practicable, the Depositary shall provide to each Holder a notice setting forth the intended exercise by the Company of the redemption rights and any other particulars set forth in the Company’s notice to the Depositary. The Depositary shall instruct the Custodian to present to the Company the Deposited Securities in respect of which redemption rights are being exercised against payment of the applicable redemption price. Upon receipt of confirmation from the Custodian that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, and distribute the proceeds (net of applicable (a) fees and charges of, and the expenses incurred by, the Depositary, and (b) taxes), retire ADSs and cancel ADRs, if applicable, upon delivery of such ADSs by Holders thereof and the terms set forth in Sections 4.1 and 6.2 of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per ADS shall be the dollar equivalent of the per share amount received by the Depositary (adjusted to reflect the ADS(s)-to-Share(s) ratio) upon the redemption of the Deposited Securities represented by ADSs (subject to the terms of Section 4.8 of the Deposit Agreement and the applicable fees and charges of, and expenses incurred by, the Depositary, and taxes) multiplied by the number of Deposited Securities represented by each ADS redeemed.

Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed redemption provided for in Section 4.7 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.7 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.7 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(16)  Fixing of ADS Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights, or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix the record date (the “ADS Record Date”) for the determination of the Holders of ADS(s) who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, to give or withhold such consent, to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. The Depositary shall make reasonable efforts to establish the ADS Record Date as closely as practicable to the applicable record date for the Deposited Securities (if any) set by the Company in Brazil and shall not announce the establishment of any ADS Record Date prior to the relevant corporate action having been made public by the Company (if such corporate action affects the Deposited Securities). Subject to applicable law, the terms and conditions of this ADR and Sections 4.1 through 4.8 of the Deposit Agreement, only the Holders of ADSs at the close of business in New York on such ADS Record Date shall be entitled to receive such distribution, to give such voting instructions, to receive such notice or solicitation, or otherwise take action.

(17)  Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of consent or proxy in accordance with Section 4.9 of the Deposit Agreement. The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least thirty (30) days prior to the date of such vote or meeting), at the Company’s expense and provided no U.S. legal prohibitions exist, distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Estatuto Social of the Company and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs, and (c) a brief statement as to the manner in which such voting instructions may be given.

The Company has informed the Depositary that pursuant to the terms of Brazilian law and its Estatuto Social, the Company may, in certain circumstances and regardless of the amount of a holder’s Shares in the Company, remove or restrict the voting rights accruing to such Shares where the voting rights of the owners of such Shares exceed the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company. Notwithstanding any other provision in the Deposit Agreement or any ADR, the Company may instruct the Depositary to, and the Depositary may, and upon such instruction from the Company shall use commercially practicable efforts to, remove or restrict the voting rights accruing to those ADSs where the Depositary is timely informed by the Company that the direct or indirect voting rights of certain Holders and/or Beneficial Owners of ADSs exceed the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company, and restrict, in such manner as it deems commercially practicable, any other action or instruction of any Holder or Beneficial Owner of ADSs directly, or indirectly through the Depositary or the Custodian, that may result in a breach of the prohibition on shareholder agreements entered into with the intent to exceed any such limits imposed under applicable Brazilian law and/or the Estatuto Social of the Company.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (e.g., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Estatuto Social of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such Holder’s ADSs in accordance with such voting instructions. The Depositary and the Company may require a Holder (as Beneficial Owner or on behalf of the applicable Beneficial Owner) of ADSs who provides voting instructions to the Depositary to certify to the Company and the Depositary that (i) the Beneficial Owner of such ADSs does not own, directly or indirectly, shares, and/or does not and will not exercise voting rights, in excess of the limits imposed by applicable Brazilian law and/or the Estatuto Social of the Company, and (ii) the Beneficial Owner of such ADSs has not entered into any agreement with the intent to exceed the limits on ownership of Shares and/or voting rights imposed by applicable Brazilian law and/or the Estatuto Social. Failure by a Holder to provide such certification (if required by the Company and the Depositary) may invalidate any voting instructions received by the Depositary from such Holder.

Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted (except as otherwise contemplated herein). Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

Notwithstanding anything else contained in the Deposit Agreement or any ADR, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Securities if the taking of such action would violate U.S. laws. The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions requested to be taken if so requested by the Depositary.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

(18)  Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, consolidation or sale of assets affecting the Company or to which it is a party, any property which shall be received by the Depositary or the Custodian in exchange for, or in conversion of, or replacement of, or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Property under the Deposit Agreement, and this ADR shall, subject to the provisions of the Deposit Agreement, this ADR evidencing such ADSs and applicable law, represent the right to receive such additional or replacement Deposited Property. In giving effect to such change, split-up, cancellation, consolidation or other reclassification of Deposited Securities, recapitalization, reorganization, merger, consolidation or sale of assets, the Depositary may, with the Company’s approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary, and (b) taxes) and receipt of an opinion of counsel to the Company satisfactory to the Depositary that such actions are not in violation of any applicable laws or regulations, (i) issue and deliver additional ADSs as in the case of a stock dividend on the Shares, (ii) amend the Deposit Agreement and the applicable ADRs, (iii) amend the applicable Registration Statement(s) on Form F-6 as filed with the Commission in respect of the ADSs, (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs, and (v) take such other actions as are appropriate to reflect the transaction with respect to the ADSs. The Company agrees to, jointly with the Depositary, amend the Registration Statement on Form F-6 as filed with the Commission to permit the issuance of such new form of ADRs. Notwithstanding the foregoing, in the event that any Deposited Property so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and shall, if the Company requests, subject to receipt of an opinion of Company’s counsel satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations, sell such Deposited Property at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such Deposited Property upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such Deposited Property available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such Deposited Property.

(19)  Exoneration. Notwithstanding anything contained in the Deposit Agreement or any ADR, neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this ADR, by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of potential criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Estatuto Social of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Estatuto Social of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADSs, or (v) for any consequential or punitive damages (including lost profits) for any breach of the terms of the Deposit Agreement or this ADR.

The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement or this ADR.

(20)  Standard of Care. The Company and the Depositary assume no obligation and shall not be subject to any liability under the Deposit Agreement or this ADR to any Holder(s) or Beneficial Owner(s), except that the Company and the Depositary agree to perform their respective obligations specifically set forth in the Deposit Agreement or this ADR without negligence or bad faith.

Without limitation of the foregoing, neither the Depositary, nor the Company, nor any of their respective controlling persons, or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Property or in respect of the ADSs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary).

The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and without negligence and in accordance with the terms of the Deposit Agreement. The Depositary shall not incur any liability for any failure to accurately determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Property, for the validity or worth of the Deposited Property or for any tax consequences that may result from the ownership of ADSs, Shares or other Deposited Property, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement, for the failure or timeliness of any notice from the Company, or for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC Participant.

None of the Company, the Depositary or the Custodian shall be liable for any action or failure to act by any Holder relating to the Holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of Deposited Securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of any applicable Brazilian law or regulation prior to such withdrawal or any failure to report foreign exchange transactions to the Central Bank, as the case may be. Without limiting the provisions hereof, each Holder will be responsible for the payment and/or reimbursement of any and all taxes effectively paid or incurred by the Company, the Depositary or the Custodian (including as a result of the execution of any symbolic foreign exchange transaction (operação simbólica de câmbio)) related to or as a result of a deposit of Shares and/or withdrawal or sale of Deposited Property by such Holder. Each Holder will be responsible for the reporting of any false or misleading information, or the failure to report required information, relating to foreign exchange transactions to the Custodian or the Central Bank, as the case may be, in connection with deposits or withdrawals of Deposited Securities.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary shall not be liable for any acts or omissions made by a predecessor depositary whether in connection with an act or omission of the Depositary or in connection with any matter arising wholly prior to the appointment of the Depositary or after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

(21)  Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 90th day after delivery thereof to the Company (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.2 of the Deposit Agreement), or (ii) the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

The Depositary may at any time be removed by the Company by written notice of such removal, which removal shall be effective on the later of (i) the 60th day after delivery thereof to the Depositary (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.2 of the Deposit Agreement), or (ii) upon the appointment by the Company of a successor depositary and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall be required by the Company to execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor (other than as contemplated in Sections 5.8 and 5.9 of the Deposit Agreement). The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall, (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in Sections 5.8 and 5.9 of the Deposit Agreement), (ii) duly assign, transfer and deliver all of the Depositary’s right, title and interest to the Deposited Property to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADSs and such other information relating to ADSs and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly provide notice of its appointment to such Holders.

Any entity into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(22)  Amendment/Supplement. Subject to the terms and conditions of this paragraph (22), Section 6.1 of the Deposit Agreement and applicable law, this ADR and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding ADSs until the expiration of thirty (30) days after notice of such amendment or supplement shall have been given to the Holders of outstanding ADSs. Notice of any amendment to the Deposit Agreement or any ADR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (e.g., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary). The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be settled solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADSs, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement and this ADR, if applicable, as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such ADS and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of, or supplement to, the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and this ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement and this ADR in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

(23)  Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. If ninety (90) days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4 of the Deposit Agreement, the Depositary may terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The date so fixed for termination of the Deposit Agreement in any termination notice so distributed by the Depositary to the Holders of ADSs is referred to as the “Termination Date”. Until the Termination Date, the Depositary shall continue to perform all of its obligations under the Deposit Agreement, and the Holders and Beneficial Owners will be entitled to all of their rights under the Deposit Agreement.

If any ADSs shall remain outstanding after the Termination Date, the Registrar and the Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to Deposited Securities, (ii) sell Deposited Property received in respect of Deposited Securities, (iii) deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other Deposited Property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.9 of the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

At any time after the Termination Date, the Depositary may sell the Deposited Property then held under the Deposit Agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro rata benefit of the Holders whose ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.9 of the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. After the Termination Date, the Company shall be discharged from all obligations under the Deposit Agreement, except for its obligations to the Depositary under Sections 5.8, 5.9 and 7.6 of the Deposit Agreement. The obligations under the terms of the Deposit Agreement of Holders and Beneficial Owners of ADSs outstanding as of the Termination Date shall survive the Termination Date and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement (except as specifically provided in the Deposit Agreement).

Notwithstanding anything contained in the Deposit Agreement or this ADR, in connection with the termination of the Deposit Agreement, the Depositary may, independently and without the need for any action by the Company, make available to Holders of ADSs a means to withdraw the Deposited Securities represented by their ADSs and to direct the deposit of such Deposited Securities into an unsponsored American depositary shares program established by the Depositary, upon such terms and conditions as the Depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the Depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the Depositary.

(24)  Compliance with U.S. Securities Laws. Notwithstanding anything in this ADR or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Instruction I.A.(1) of the General Instructions to Form F-6 Registration Statement, as amended from time to time, under the Securities Act.

(25)  Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.

(26)  Governing Law and Jurisdiction. The Deposit Agreement and this ADR shall be interpreted in accordance with, and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York without reference to the principles of choice of law thereof. Notwithstanding anything contained in the Deposit Agreement, this ADR or any present or future provisions of the laws of the State of New York, the rights of holders of Shares and of any other Deposited Securities and the obligations and duties of the Company in respect of the holders of Shares and other Deposited Securities, as such, shall be governed by the laws of Brazil (or, if applicable, such other laws as may govern the Deposited Securities).

Except as set forth in Section 7.6 of the Deposit Agreement, the Company and the Depositary agree that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of or in connection with the Deposit Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts. The Company hereby irrevocably designates, appoints and empowers Law Debenture Corporate Services Inc. (the “Agent”) now at 801 2nd Avenue, Suite 403, New York, NY 10017 as its authorized agent to receive and accept for and on its behalf, and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any federal or state court as described in the preceding sentence or in Section 7.6 of the Deposit Agreement. If for any reason the Agent shall cease to be available to act as such, the Company agrees to designate a new agent in New York on the terms and for the purposes of Section 7.6 of the Deposit Agreement reasonably satisfactory to the Depositary. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Agent (whether or not the appointment of such Agent shall for any reason prove to be ineffective or such Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 7.5 of the Deposit Agreement. The Company agrees that the failure of the Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

Notwithstanding the foregoing, the Depositary and the Company unconditionally agree that in the event that a Holder or Beneficial Owner brings a suit, action or proceeding against (a) the Company, (b) the Depositary in its capacity as Depositary under the Deposit Agreement or (c) against both the Company and the Depositary, in any such case, in any state or federal court of the United States, and the Depositary or the Company have any claim, for indemnification or otherwise, against each other arising out of the subject matter of such suit, action or proceeding, then the Company and the Depositary may pursue such claim against each other in the state or federal court in the United States in which such suit, action, or proceeding is pending and, for such purposes, the Company and the Depositary irrevocably submit to the non-exclusive jurisdiction of such courts. The Company agrees that service of process upon the Agent in the manner set forth in the preceding paragraph shall be effective service upon it for any suit, action or proceeding brought against it as described in this paragraph.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in Section 7.6 of the Deposit Agreement, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, and agrees not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, the Deposit Agreement, this ADR or the Deposited Property.

EACH OF THE PARTIES TO THE DEPOSIT AGREEMENT (INCLUDING, WITHOUT LIMITATION, EACH HOLDER AND BENEFICIAL OWNER) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY ARISING OUT OF, OR RELATING TO, THE DEPOSIT AGREEMENT, ANY ADR AND ANY TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement. The provisions of Section 7.6 of the Deposit Agreement shall survive any termination of the Deposit Agreement, in whole or in part.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ______________________________ whose taxpayer identification number is _______________________ and whose address including postal zip code is ________________, the within ADR and all rights thereunder, hereby irrevocably constituting and appointing ________________________ attorney-in-fact to transfer said ADR on the books of the Depositary with full power of substitution in the premises.

Dated:	Name:
By:
Title:
NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this ADR.
__________________________
SIGNATURE GUARANTEED
All endorsements or assignments of ADRs must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

[Legends

The ADRs issued in respect of Partial Entitlement American Depositary Shares shall bear the following legend on the face of the ADR: “This ADR evidences ADSs representing ‘partial entitlement’ Shares of AXIA Energia S.A. and as such do not entitle the holders thereof to the same per-share entitlement as other Shares (which are ‘full entitlement’ Shares) issued and outstanding at such time. The ADSs represented by this ADR shall entitle holders to distributions and entitlements identical to other ADSs when the Shares represented by such ADSs become ‘full entitlement’ Shares.”]

EXHIBIT B

NOTICE TO HOLDERS

NOTICE OF DEREGISTRATION AND AMENDMENT

To all Holders of American Depositary Shares (“ADSs”) representing the Deposited Securities of the Company:

Company:	AXIA Energia S.A., a company organized under the laws of the Federative Republic of Brazil (the “Company”).
Depositary:	Citibank, N.A.
Custodian:	Banco Bradesco S.A.
Deposited Securities:	Common Shares, no par value, of the Company (“Shares”).
ADS CUSIP No.:	15234Q207.*
Share-to-ADS Ratio:	One (1) Share to one (1) ADS.
Deposit Agreement:	Second Amended and Restated Deposit Agreement, dated as of August 18, 2017, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of June 14, 2022, and as to be amended by Amendment No. 2 to the Second Amended and Restated Deposit Agreement (as so amended, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.
Effective Date:	The earlier to occur of (i) the date upon which the Securities and Exchange Commission (“SEC”) declares the Form 15F effective, and (ii) the expiration of ninety (90) days after the Company filed its Form 15F (such date, the “Effective Date”).
*ADS CUSIP No. is provided as a convenience only and without any liability for accuracy.

The Company has filed a Form 15F for the ADSs and the Shares with the SEC on August 7, 2026 to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and to terminate the Company’s reporting obligations under the Exchange Act (the “Deregistration”). As a result of the Deregistration, the Company’s obligation to file periodic reports with the SEC, including its annual report on Form 20-F, is immediately suspended. Once Form 15F is effective, which is expected to occur within 90 days of the Form 15F filing date, the Company’s obligations to file all other reports with the SEC will also be suspended.

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The Company and the Depositary have agreed to amend the Deposit Agreement to reflect the Deregistration. A draft copy of Amendment No. 2 to the Deposit Agreement (the “Amendment”) has been filed with the SEC under cover of Post-Effective Amendment No. 2 to Registration Statement on Form F-6 (Registration No. 333-219600). As of the Effective Date, the Deposit Agreement and the terms of the outstanding ADSs are amended to reflect the Deregistration. By continuing to hold any outstanding ADSs issued under the Deposit Agreement after the Effective Date, you will be deemed to have agreed to be bound by the Deposit Agreement as amended.

The Depositary shall arrange to have new ADRs printed that reflect the changes effected by the Amendment. However, ADRs issued prior to the Effective Date do not need to be surrendered for exchange. If you hold ADSs in uncertificated form, you do not need to take any action.

All information with respect to the Deregistration has been provided to the Depositary by the Company.

Holders and Beneficial Owners of ADSs should not rely on the Depositary as the sole source of information and are hereby instructed to consult their broker, financial intermediary, or legal or financial advisor for advice concerning their particular circumstances. The Depositary makes no recommendations and gives no investment, legal or tax advice as to the foregoing matters.

Copies of the Deposit Agreement and the form of Amendment are available from the SEC’s website at www.sec.gov and from the Depositary’s office located at 388 Greenwich Street, New York, New York 10013. If you have any questions regarding the Amendment, please call Citibank, N.A. — ADS Holder Services at 1-877-CITI-ADR.

[●], 2026	Citibank, N.A., as Depositary

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